The Bond Fund of America 333 South Hope Street Los Angeles California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

June 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$327,329
Class B	$5,568
Class C	$23,975
Class F1	$21,331
Class F2	$5,045
Total	$383,248
Class 529-A	$13,722
Class 529-B	$461
Class 529-C	$4,310
Class 529-E	$680
Class 529-F1	$939
Class R-1	$895
Class R-2	$7,916
Class R-3	$11,760
Class R-4	$9,214
Class R-5	$4,779
Class R-6	$3,929
Total	$58,605

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1749
Class B	$0.1256
Class C	$0.1225
Class F1	$0.1741
Class F2	$0.1923
Class 529-A	$0.1695
Class 529-B	$0.1172
Class 529-C	$0.1182
Class 529-E	$0.1535
Class 529-F1	$0.1844
Class R-1	$0.1251
Class R-2	$0.1250
Class R-3	$0.1538
Class R-4	$0.1754
Class R-5	$0.1945
Class R-6	$0.1978

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,865,603
Class B	40,487
Class C	191,668
Class F1	124,288
Class F2	26,953
Total	2,248,999
Class 529-A	83,559
Class 529-B	3,648
Class 529-C	37,533
Class 529-E	4,584
Class 529-F1	5,415
Class R-1	7,125
Class R-2	62,411
Class R-3	76,230
Class R-4	52,538
Class R-5	23,372
Class R-6	22,412
Total	378,827

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.79
Class B	$12.79
Class C	$12.79
Class F1	$12.79
Class F2	$12.79
Class 529-A	$12.79
Class 529-B	$12.79
Class 529-C	$12.79
Class 529-E	$12.79
Class 529-F1	$12.79
Class R-1	$12.79
Class R-2	$12.79
Class R-3	$12.79
Class R-4	$12.79
Class R-5	$12.79
Class R-6	$12.79